UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 16, 2014

Commission File Number 333-174873

Triton Pacific Investment Corporation, Inc.

(Exact name of registrant as specified in its charter)

Maryland	45-2460782
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10877 Wilshire Blvd., 12th Floor
Los Angeles, CA 90024

(Address of principal executive offices)

(310) 943-4990

(Registrant’s telephone number, including area code)

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note:  On September 22, 2014, Triton Pacific Investment Corporation, Inc. (the “Company”) filed a Current Report on Form 8-K with the United States Securities & Exchange Commission (the “SEC”) to report under Item 5.07 thereof (the “Original Report”) the voting results for the proposal submitted to stockholders at the Company’s 2014 Special Meeting of Stockholders (the “Special Meeting”), held on September 16, 2014 and adjourned until September 26, 2014. This Current Report on Form 8-K/A amends and supplements the Original Report with the voting results with respect to the proposal voted on at the reconvened portion of the Special Meeting on September 26, 2014. No other changes have been made to the Original Report.

Item 5.07. Submission of Matters to a Vote of Security Holders.

On September 26, 2014, the Company reconvened and concluded the Special Meeting. As previously reported in the Original Report, the Company’s stockholders voted on, and approved, one proposal on September 16, 2014 relating to the approval of a sub-advisory agreement between the Company’s investment adviser and sub-adviser. Following ratification of this proposal, the Special Meeting was adjourned until Special 26, 2014.

At the reconvened meeting, proxies representing 123,753 shares of the Company’s common stock, or approximately 61.69% of the total shares entitled to vote, were present in person or by proxy and voted on the following proposal, which is described in more detail in the Company’s definitive proxy statement filed with the SEC on August 13, 2014. This proposal was approved by the requisite vote.

Proposal No. 2   To approve a manager-of-managers policy with respect to the Company to permit Triton Pacific Adviser, LLC, subject to prior approval by the Company’s Board of Directors, to enter into and materially amend agreements with unaffiliated sub-advisers without obtaining approval of the Company’s shareholders.

Votes For	Votes Against	Abstain
116,873	0	6,880

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: September 30, 2014	Triton Pacific Investment Corporation, Inc.

	By	/s/ Craig J. Faggen
Craig J. Faggen Chief Executive Officer (Principal Executive Officer)